Exhibit 10.2

July 16, 2018

Dear Joe,

CONGRATULATIONS!

I am pleased to offer you the position of Executive Vice President, Stores with Lowe’s Companies, Inc. In this position, you will report to me, President & Chief Executive Officer. Your effective date of employment will be August 15, 2018.

We have a tremendous opportunity for you here at Lowe’s and feel you will make an excellent addition to our leadership team. The details of our offer include:

POSITION	Executive Vice President, Stores
JOB GRADE	E50
BASE SALARY	$750,000
ANNUAL TARGET BONUS OPPORTUNITY	100% of Base Salary
TARGET TOTAL CASH OPPORTUNITY	$1,500,000
TARGET LONG-TERM INCENTIVE	$3,000,000
TARGET TOTAL DIRECT COMPENSATION	$4,500,000
CASH SIGN-ON BONUS	$500,000 paid after 90 days of service
EQUITY SIGN-ON AWARD	$750,000
2018 PRORATED LONG-TERM INCENTIVE	$1,700,000
GUARANTEED TARGET BONUS FOR 2018	$375,000 (50% of Annual Target Bonus Opportunity)

UNDERSTANDING YOUR OFFER

Salary

Your salary will be paid on a bi-weekly basis. This statement of an annual salary shall not be construed as an employment contract for a defined term.

Bonus Incentive

Your position is eligible to participate in the Lowe’s Management Bonus Plan. The participating positions, bonus opportunity level and performance criteria are established annually by the Compensation Committee of the Board of Directors and communicated to participants. To be eligible for your annual bonus payment, you must be actively employed in a bonus eligible position with Lowe’s as described in the Lowe’s Management Bonus Plan. Additional details on bonus plan guidelines, criteria, and goals will be provided to participants in a bonus plan document via the My Wealth tab in My Lowe’s Life.

For 2018, you will receive a guaranteed bonus of $375,000 assuming you remained employed through the end of the fiscal year.

Cash Sign-On Bonus

As part of your offer, we are including a signing incentive in the amount of $500,000 minus applicable taxes and other withholdings which will be payable on the first pay check following 90 days of continuous employment.

Long Term Incentive Plan

This position is currently eligible to participate in the Lowe’s Long-Term Incentive Plan (the “LTI Plan”). The plan provides long-term incentives in the form of stock options, restricted shares of stock, stock appreciation rights, stock awards, or performance share awards. The Compensation Committee of the Board of Directors reviews and approves eligible participants, terms of the long-term incentive grants and grant sizes annually. You will receive any annual or off-cycle grant in accordance with the Lowe’s Long Term Incentive Plan.

Following your start date, and at the Company’s next quarterly off-cycle grant in October, you will receive a pro rata long-term incentive award in 2018 valued at $1,700,000 on the date of grant. Half of this value will be granted in time- based restricted shares which will vest in full on the third anniversary of the grant date, and half will be granted in nonqualified stock options which will vest equally on the first three anniversaries of the grant date, in each case subject to the terms and conditions set forth in the LTI Plan and grant agreements.

Equity Sign-On Award

As part of your offer, we are including an equity sign-on bonus to be granted at the Company’s next quarterly off-cycle grant in October in the amount of $750,000 on the date of grant. Half of this value will be granted in time-based restricted shares which will vest in full on the third anniversary of the grant date, and half will be granted in nonqualified stock options which will vest equally on the first three anniversaries of the grant date, in each case subject to the terms and conditions set forth in the LTI Plan and grant agreements.

To promote the alignment of interests of the Company’s senior officers and shareholders, as an executive with Lowe’s, you are required to own shares of Lowe’s Companies, Inc. having a market value equal to 5X your base salary. A portion of outstanding equity grants provided to you under the Long-Term Incentive Plan, including your hire grant, are included in your share ownership calculation. You will not be able to sell shares resulting from Restricted Share Awards, Stock Options, or Performance Shares until the ownership requirement has been satisfied.

Confidentiality and Non-Compete Agreement

In this position, you will be eligible for participation in the long-term incentive Award (“Award”) pursuant to the applicable Lowe’s Companies, Inc. Incentive Plan (the “Plan”). The Plan Administrator has adopted the requirement that prior to becoming eligible to receive an Award, all employees must execute and return a Confidentiality and Non-Compete Agreement; therefore, please execute and return the attached agreement with your signed offer letter.

Compliance with Confidentiality Obligations

You acknowledge and understand that Lowe’s has extended an offer of employment to you based on your extensive experience and general skills that you have developed over your career - not as a result of any knowledge of confidential or proprietary information belonging to your prior employers, to the extent you have any such knowledge. You are prohibited from using or disclosing any such information to Lowe’s prior to or during any employment with Lowe’s or any of its affiliates.

Relocation

You have been approved for Lowe’s Type I relocation benefits, subject to verification. In order to be eligible for relocation benefits, your move must represent a permanent change of assignment that is at least fifty (50) miles further than the commuting distance to the previous assignment.

Lowe’s will pay to move you and your normal and reasonable household goods under our Type I Relocation Program- Guaranteed Buyout Offer. Once your paperwork has been returned and eligibility has been determined, you will be contacted by an Weichert Relocation Counselor. A relocation package will be forwarded to you from Weichert, explaining your benefits in detail. Do not start the relocation process prior to speaking with your Weichert Relocation Counselor.

Your Weichert Relocation Counselor will refer you to a Realtor, and schedule the movement of your household goods.
Do not list your home for sale until you speak with your Weichert Relocation Counselor.

Vacation

Upon hire, you are eligible for and able to use a prorated amount of vacation expected to be accrued during your first fiscal year based on your date of hire. In Fiscal year 2019, under current Lowe’s policies which may be amended periodically, you will be eligible to accrue vacation at a rate of 4 weeks of paid vacation annually.

Employee Date of Hire	Vacation Days Granted at Start of Employment
August 15, 2018	10 (80 hours)

Holidays

On the first day of employment, you will be eligible for up to two fixed holidays (Thanksgiving Day and Christmas Day) and may accrue up to four floating holidays per fiscal year. Availability of holiday hours will depend upon when you are hired within a fiscal year, as holiday hours are granted on an accrual basis. Details may be found in the applicable HR Policy.

Retirement Plans

401(k) Plan
You will be eligible to participate in the Lowe’s 401(k) plan 6 months after your original date of hire. You may defer from 1% to 50% of your eligible compensation, on a pre-tax basis, not to exceed the IRS limit on the amount you may contribute. In addition, Lowe’s provides a Company Match of 100% of the first 3% that you contribute, 50% on contributions of 4% or 5%, and 25% on contributions of 6%.

Benefit Restoration Plan
You will be eligible to participate in the Benefit Restoration Plan. The purpose of this Plan is to provide benefits to those participants in the Lowe’s 401(k) Plan whose benefits under such plan are restricted because of various limitations.

Cash Deferral Plan
You will be eligible to participate in the Cash Deferral Plan, which is a nonqualified plan that provides participants an opportunity to defer receipt of income, earnings accumulated on deferred income, and the corresponding federal & state income tax obligations until a future date.

Health Insurance

You will be eligible to participate in a Lowe's health plan on the first day of the month following 30 days of continuous employment. There are four health plan options available. Enrollment is available only during your first 30 days of full- time employment, unless you have been allowed a special enrollment timeframe or during the annual enrollment period.

Additional Benefits

In addition to the benefits detailed above you are also eligible to participate in the following:

*	Dental Plan

*	Vision Plan

*	Flexible Spending Accounts Plan

*	Health Savings Account

*	Basic Sick Pay Plan

*	Short Term Disability Insurance Plan

*	Long Term Disability Plan

*	Basic Term Life Insurance Plan (1 times base salary)

*	Supplemental Term Life Insurance Plan (up to 8 times base salary)

*	Dependent Term Life Insurance Plan

*	Accidental Death and Dismemberment Plan

*	Critical Illness Plan

*	Accident Plan

*	Fixed Indemnity Plan

*	Prepaid Legal Plan

*	Business Travel Accident Plan

*	Employee Discount

*	Lowe’s Stock Purchase Plan

*	Auto/Home Insurance

*	Tuition Reimbursement

Executive Physical Program

The Company has a vested interest in the good health of its senior executive team. To that end, we ask that you receive an annual executive physical examination through the Carolina Healthcare System or Novant Health & Wellness. As an eligible employee, you are required to participate in the program each fiscal year. Annual reporting of the participation of eligible executives is presented to the Compensation Committee of the Board of Directors.

When you use the executive physical services provided by the Company, 100% of the fees are direct billed to, and paid by, Lowe’s. There is no need to file the expenses with any insurance company, and you incur no out of pocket costs. In addition, the costs of the program are not taxable income to you.

An executive physical differs from a health care visit you receive for the treatment of a specific disease or illness. All the medical information is completely confidential and will only be shared between you and your physician. The purpose of a periodic executive physical is to:

·	Screen for diseases

·	Assess risk of future medical problems

·	Encourage healthy lifestyles

·	Update vaccinations

·	Maintain a relationship with a doctor in the event of illness or disease

Executive Tax Preparation and Financial Planning Program

The Company will reimburse up to $12,000 per fiscal year for your use of a CPA, attorney or a financial planner to maximize the value of your Lowe’s total compensation package and/or in the preparation of your tax returns. The Company has negotiated rates with The Ayco Company, L.P. and Wells Fargo Executive Financial Planning Services and has provided these firms with detailed information on the Company’s executive compensation and benefit programs. You may select from one of these firms or retain your own financial and/or tax planner.

If you use the services of The Ayco Company or Wells Fargo, these firms will direct bill Lowe’s for your financial planning expenses, up to the $12,000 fiscal year maximum. If you use the services of your own CPA or attorney, you’ll need to pay your service provider directly and submit your request for reimbursement, along with a paid receipt for the planning and/or tax preparation and filing services, to Kristie Shugart, Director Welfare Benefits within 31 days from the date of the service.

Tax and financial planning service benefits paid on your behalf, or reimbursed to you, are taxable income to you, and are not eligible for any tax gross-up. Eligible tax and financial planning services include:

·	Review of current legislative developments and their effect on your tax filing status

·	Planning with capital gains and losses

·	Alternative Minimum Tax implications

·	Postponing taxable income

·	Taking advantage of deductions

·	Tax-wise planning for educational costs

·	Tax planning for your home

·	Planning for retirement

·	Estate planning

·	Preparation and filing of your Federal and state income tax returns as required on at least an annual basis

Eligibility for Employment

Your acceptance of this offer indicates that you will not disclose the terms of this offer to anyone outside of Lowe’s management. Additionally, you agree that the above offer is based solely on the promises herein, that this offer letter contains all the promises and representations made to you, and you acknowledge that there are no other representations upon which you rely in accepting employment with the company. The terms of this offer are contingent upon the execution and return of the attached agreement titled “Agreement to Arbitrate Disputes” with your signed offer letter.

By signing this document, you acknowledge employment with Lowe’s is governed by the “Employment At Will” doctrine and is terminable at the will of either party, with or without cause, at any time and for any reason. This policy cannot be modified except in writing, signed by the Chief Executive Officer of Lowe’s.

If you have any questions about your offer, please reach out to me. Congratulations on the next chapter of your career at Lowe’s!

Best Regards,

/s/ Marvin Ellison

Marvin Ellison
Chief Executive Officer and President Lowe’s Companies, Inc

ACCEPTANCE OR DECLINATION OF OFFER OF EMPLOYMENT

X     I accept Lowe’s offer with the terms and conditions of employment as described herein.

☐     I decline Lowe’s offer with the terms and conditions of employment as described herein.

Reason for Declination:

Joseph McFarland III

(Print)	(Sales ID Number)

/s/ Joseph McFarland III
07 /18/2018
(Signature)	(Date)

LOWE’S COMPANIES, INC.
Agreement to Arbitrate Disputes

In exchange for the mutual promises in this Agreement, your employment by Lowe’s Home Centers, LLC and its successors or assigns (hereinafter “Lowe’s”), which you hereby accept, you and Lowe’s agree that any controversy between you and Lowe’s (including agents of Lowe’s and any of Lowe’s predecessors, including but not limited to Lowe’s Home Centers, Inc. and Lowe’s HIW, Inc.) arising out of your employment or the termination of your employment shall be settled by binding arbitration,(at the insistence of either you or Lowe’s, conducted by a single arbitrator under the current applicable rules, procedures and protocols of JAMS, Inc. (“JAMS”) or the American Arbitration Association (“AAA”), as may be amended from time to time. The most current version of the JAMS and AAA rules are currently available at: http://www.jamsadr.com and http://www.adr.org, respectively. Lowe’s also can provide you with hard copies of the JAMS and AAA rules upon request. Notwithstanding these rules, all parties to the arbitration shall have the right to file a dispositive motion, and shall not be required to seek permission from the arbitrator to do so. Should the AAA and JAMS decline to administer the arbitration for any reason, the parties will select an arbitrator using the procedures employed by the AAA, who will employ the AAA Rules. In this event, the list of potential arbitrators for selection must include only individuals who are attorneys with at least 10 years of experience in employment law.

THIS AGREEMENT TO ARBITRATE DISPUTES MEANS THAT, EXCEPT AS PROVIDED HEREIN, THERE WILL BE NO COURT OR JURY TRIAL OF DISPUTES BETWEEN YOU AND LOWE’S WHICH ARISE OUT OF YOUR EMPLOYMENT OR THE TERMINATION OF YOUR EMPLOYMENT. You and Lowe’s agree, however, that only a court of competent jurisdiction may interpret this Agreement to Arbitrate Disputes and resolve challenges to its validity and enforceability, including but not limited to the Class Action Waiver and Representative Waiver discussed below. The arbitrator shall have no jurisdiction or power to make such determinations.

This Agreement to Arbitrate Disputes is intended to be broad and to cover, to the extent otherwise permitted by law, all such disputes between you and Lowe’s including but not limited to those arising out of federal and state statutes and local ordinances, such as: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866; the Sarbanes- Oxley Act of 2002; the Equal Pay Act; the Fair Labor Standards Act; the Pregnancy Discrimination Act; the Family Medical Leave Act; the Americans with Disabilities Act; the Fair Credit Reporting Act; and any similar federal, state and local laws. However, this provision is not applicable to (1) your rights under Workers’ Compensation Law, which are governed under the special provisions of that law, or (2) your rights under the Employee Retirement Income Security Act (ERISA). This Agreement also does not preclude you from filing a claim or charge with a federal, state or local administrative agency, such as the Equal Employment Opportunity Commission, the National Labor Relations Board, or similar state or local agencies.

The parties will select a mutually agreeable arbitration location.

If you initiate arbitration, you will be responsible for paying a filing fee of $150, which is equal to or less than the fee you would have to pay if you filed a complaint in federal court. The arbitrator will have the authority to waive this filing fee if you can prove financial hardship. Lowe’s will bear the remainder of the arbitration filing fees and the fees and expenses of the arbitrator.

CLASS ACTION WAIVER. To the extent permissible by law, there shall be no right or authority for any dispute to be arbitrated as a class action or collective action (“Class Action Waiver”). THIS MEANS THAT ALL DISPUTES BETWEEN YOU AND LOWE’S ARISING OUT OF YOUR EMPLOYMENT OR THE TERMINATION OF YOUR EMPLOYMENT SHALL PROCEED IN ARBITRATION SOLELY ON AN INDIVIDUAL BASIS, AND THAT THE ARBITRATOR’S AUTHORITY TO RESOLVE ANY DISPUTE AND TO MAKE WRITTEN AWARDS WILL BE LIMITED TO YOUR INDIVIDUAL CLAIMS.

REPRESENTATIVE ACTION WAIVER. To the extent permissible by law, there shall be no right or authority for any dispute to be arbitrated as a representative action or as a private attorney general action, including but not limited to claims brought pursuant to the Private Attorney General Act of 2004, Cal. Lab. Code § 2698, et seq. (“Representative Action Waiver”). THIS MEANS THAT YOU MAY NOT SEEK RELIEF ON BEHALF OF ANY OTHER PARTIES IN ARBITRATION, INCLUDING BUT NOT LIMITED TO SIMILARLY AGGRIEVED EMPLOYEES. THE ARBITRATOR’S AUTHORITY TO RESOLVE ANY DISPUTE AND TO MAKE WRITTEN AWARDS WILL BE LIMITED TO YOUR INDIVIDUAL CLAIMS.

If any part of this Agreement to Arbitrate Disputes is found by a court of competent jurisdiction to be unenforceable, the court shall reform the Agreement to the extent necessary to cure the unenforceable part(s), and the parties will arbitrate their dispute(s) without reference to or reliance upon the unenforceable part(s). However, if a court of competent jurisdiction finds the Class Action Waiver and/or Representative Action Waiver unenforceable for any reason, then the unenforceable waiver provision shall be severable from this Agreement, and any claims covered by any deemed unenforceable waiver provision may only be litigated in a court of competent jurisdiction, but the remainder of the agreement shall be binding and enforceable.

You and Lowe’s agree that this Agreement to Arbitrate Disputes shall apply to all positions you may hold as an employee of Lowe’s.

To the extent you and Lowe’s previously agreed to arbitrate disputes, this Agreement modifies and supplements that agreement. If any term or provision in this Agreement conflicts with any prior agreement to arbitrate disputes, the terms of this Agreement shall control. If any term or provision in this Agreement is found to be unenforceable for any reason, then the remainder of this Agreement shall be binding and enforceable, as noted above. However, if this entire Agreement is found to be unenforceable, then the previous agreement to arbitrate disputes shall control.
BY ACCEPTING EMPLOYMENT WITH LOWE’S AND ACCEPTING THIS AGREEMENT, YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTAND THE ABOVE PROVISIONS AND AFFIRMATIVELY AGREE TO BE BOUND BY THE TERMS OF THIS AGREEMENT TO ARBITRATE DISPUTES.

LOWE’S COMPANIES, INC.	EMPLOYEE

/s/ Marvin R. Ellison	/s/ Joseph McFarland III

(Signature)	(Signature)

Marvin R. Ellison	Joseph McFarland III

(Print Name)	(Print Name)

LOWE’S COMPANIES, INC.
Confidentiality and Non-Competition Agreement
This Agreement dated July 18, 2018 between Lowe’s Companies, Inc. and Joseph McFarland III (“Employee”) provides as follows:

1.	Definitions.

a.	“Lowe’s” means Lowe’s Companies, Inc. and any and all of its current or future parents, subsidiaries, affiliated companies, divisions, and any successor thereto, and individual retail stores.

b.
“Competitor” means any person, firm, association, partnership, corporation, or other entity that (i) owns, operates, controls, or maintains retail and/or warehouse hardware or home improvement stores, at least one of which is in excess of 65,000 square feet or (ii) owns, operates, controls or maintains retail and/or warehouse hardware or home improvement stores with total annual sales of at least $1 billion. Notwithstanding the foregoing, the term “Competitor” specifically includes the following entities or any successor in interest to the following entities: The Home Depot, Inc.; Wal-Mart; Sears (including Sears Hardware Stores); Scotty’s, Inc.; and Menard Inc.

c.	“Termination Date” means the date that Employee ceases to be employed by Lowe’s for any reason other than death.

2.	Consideration.

a.
As consideration for entering into this Agreement, Lowe’s agrees to make employee eligible to participate in the “Management Bonus Incentive Award” pursuant to the Lowe’s Companies, Inc. 2015 Annual Incentive Plan, as amended or as may be subsequently amended from time to time, as well as any successor plan(s).

b.
Employee acknowledges that eligibility for the Management Bonus Incentive Award constitutes good, valuable and sufficient consideration for Employee’s entering into this Agreement and Employee’s performance under this Agreement.

c.
Employee acknowledges and agrees that this Agreement is entered into in conjunction with Employee’s employment with Lowe’s in order to protect Lowe’s legitimate business interests and customer relations.

3.	Confidential Information.

a.
During Employee’s employment with Lowe’s, Employee may learn (and during any previous employment with Lowe’s has already learned), information that is confidential to Lowe’s (“Confidential Information”). Such Confidential Information includes, but is not limited to: trade secrets; acquisition, merger, or business development plans or strategies; plans for opening, closing, expanding, or relocating stores; distribution information; purchasing and product information; advertising and promotional programs and plans; research or developmental projects; financial or statistical data; sales and account information; customer information, including, but not limited to, demographic information and information relating to customer product preference; sales and marketing plans and strategies; pricing strategies and reports; legal documents and records; inventions, techniques, designs, processes, and machinery; personnel information; and any other information of a similar nature that is not known or made available to the public or to Lowe’s competitors, which, if misused or disclosed, could adversely affect the business of Lowe’s. Confidential Information includes any such information that Employee may prepare or create during Employee’s employment with Lowe’s, as well as such information that has been or may be prepared or created by others and provided or communicated to Employee.

b.
Employee agrees that Employee will not disclose any Confidential Information to any person (including any Lowe’s employee who does not need to know such Confidential Information), agency, institution, company or other entity, and will not use any Confidential Information in any way, except as required by Employee’s duties with Lowe’s or by law, unless Employee first obtains written consent of an officer of Lowe’s. Employee acknowledges that, if Employee becomes employed by, or works as a consultant or contractor for, a Competitor of Lowe’s, disclosure of Confidential Information is inevitable.

c.
Employee acknowledges and agrees that Employee’s duties and obligations under this Section 3 will continue for as long as such Confidential Information remains confidential to Lowe’s, including after the Termination Date. Employee further acknowledges and agrees that any breach of this Section 3 would be a material breach of this Agreement.

4.	Covenant Not to Compete.

a.
Employee agrees that Employee will not damage Lowe’s competitive position or injure Lowe’s customer relations. By making this commitment, Employee agrees that Employee will not take any such actions either directly or indirectly, either as principal, agent, employee, employer, owner, stockholder (owning more than 5% of a corporation’s shares), partner, contractor, and consultant or in any other individual or representative capacity whatsoever.

b.	Employee agrees that, during Employee’s employment with Lowe’s and for 12 months after the Termination Date, Employee will not:

(1)
solicit or induce any officer, administrative officer, director, regional vice president, district manager, co-manager, store manager, regional human resource manager, regional loss prevention manager, or other employee of Lowe’s to leave his or her employment with Lowe’s;

(2)
hire, or cause to be hired, for any employment with any Competitor of Lowe’s, any officer, administrative officer, director, regional vice president, district manager, co-manager, store manager, regional human resource manager, regional loss prevention manager, or other employee of Lowe’s; or

(3)	aid or assist any other person, firm, corporation, or other entity to do any of the acts described in the previous subsections (1) and (2) of this Section 4.b.

c.
Employee agrees that during Employee’s employment with Lowe’s, Employee will not accept any employment with, ownership interest in, or engagement as a contractor or consultant to, and will not render services on behalf of, any Competitor of Lowe’s.

d.	Employee agrees that, for 6 months after the Termination Date, Employee will not:

(1)
accept employment as an officer, administrative officer, director, regional vice president, district manager, co-manager, store manager, regional human resource manager, regional loss prevention manager, or any other management level position for, or

(2)	accept employment in a similar position to one held while employed by Lowe’s for, or

(3)	obtain any ownership interest (other than an ownership interest of less than 1% in a publicly traded company) in, or

(4)	be engaged as a consultant or contractor for, or

(5)
Otherwise render services for or on behalf of, any Competitor of Lowe’s. Employee understands that the business and business development of Lowe’s and Employee’s responsibilities on behalf of Lowe’s are nationwide in scope. Accordingly, Employee agrees that this Section 4 will apply throughout the United States.

e.	Employee acknowledges and agrees that any breach of this Section 4 would constitute a material breach of this Agreement.

f.	Employee acknowledges that, after the Termination Date, Employee will be reasonably able to earn a livelihood without violating the terms of this Section

5.	Lowe’s Property.

a.
Due to Employee’s employment with Lowe’s, Employee may have or may gain access to or control over various kinds of documents and other materials that concern the business of Lowe’s. Such documents and materials include but are not limited to policy or procedure statements, correspondence, memoranda, plans, proposals, customer profiles or demographic reports, marketing and sales documents, financial or legal documents or records, reports, drawings, inventory, products, designs, and equipment.

b.	Employee understands and agrees that all such documents and materials, as well as the information contained therein, are and will at all times remain the property of Lowe’s.

c.
Employee will not use any property of Lowe’s, including but not limited to the documents, materials and information described in subsection 5.a. above, for Employee’s personal gain or in any manner that might be adverse to the interests of Lowe’s. Employee agrees that Employee will not remove any such property of Lowe’s (including any copies of any documents) from the premises of Lowe’s except as Lowe’s permits. On or before the Termination Date, Employee will return to Lowe’s all such Lowe’s property (including any copies of documents) which Employee removed or caused or allowed to be removed from the premises of Lowe’s. Employee will not, at any time thereafter, and except as specifically and expressly authorized by Lowe’s, use any Lowe’s property.

6.	Successors and Assigns.

a.
Employee acknowledges and agrees that Employee may not assign or transfer any of the obligations imposed under this Agreement. The obligations of this Agreement will be binding upon Employee and Employee’s heirs, assigns, executors, administrators, and legal representatives.

b.	This Agreement will inure to the benefit of and be binding on any successors or assigns of Lowe’s.

7.	Construction and Enforcement of Agreement.

a.
Employee acknowledges that Lowe’s has a legitimate business interest in preventing Employee from taking any actions in violation of the covenants provided in Sections 3, 4 and 5 of this Agreement. Employee further acknowledges that Lowe’s would be irreparably harmed if Employee violates any of these covenants or if any of these covenants are not specifically enforced. Accordingly, Employee stipulates that Lowe’s will be entitled to (i) injunctive relief for the purpose of restraining Employee from violating those covenants (and no bond or other security will be required in connection therewith); (ii) specific performance of those covenants; and (iii) recover its reasonable attorneys’ fees and costs incurred to enforce the covenants, in addition to any other relief to which Lowe’s may be entitled. In the event that such an injunction is entered, the periods established in Sections 4 and 5 will begin on the date of the injunction, rather than on the Termination Date.

b.	This Agreement contains the complete agreement between Lowe’s and Employee with respect to the provisions contained herein.

c.	This Agreement may be modified or waived only by a writing signed by both Lowe’s and Employee.

d.	Any waiver of a breach of this Agreement will not constitute a waiver of any future breach, whether of a similar or dissimilar nature.

e.
Employee understands and agrees that each provision of this Agreement is a separate and independent clause, and if any clause should be found unenforceable, that will not affect the enforceability of any of the other clauses herein. In the event that any of the provisions of this Agreement should ever be deemed to exceed the time, geographic area, or activity limitations permitted by applicable law, Lowe’s and Employee agree that such provisions must be and are reformed to the maximum time, geographic area and activity limitations permitted by the applicable law, and expressly authorize a court having jurisdiction to reform the provisions to the maximum time, geographic area and activity limitations permitted by applicable law.

f.
This Agreement is deemed entered into in the State of North Carolina and will be governed by, and interpreted in accordance with, the laws of the State of North Carolina other than its choice of law provisions. Any dispute arising between the parties related to or involving this Agreement will be litigated in a court in the State of North Carolina and Employee agrees that Employee is subject to the jurisdiction of the courts of the State of North Carolina for purposes of the interpretation and/or enforcement of this Agreement.

g.
Employee acknowledges that Employee has read this entire Agreement, fully understands its terms, and has had ample time to consider its terms. Employee is satisfied with the terms of this Agreement and agrees that its terms are binding upon Employee and Employee’s heirs, assigns, executors, administrators and legal representatives.

LOWE’S COMPANIES, INC.	EMPLOYEE

/s/ Marvin R. Ellison	/s/ Joseph McFarland III

(Signature)	(Signature)

Marvin R. Ellison	Joseph McFarland III

(Print Name)	(Print Name)